SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b) (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 5 ) 1



                                Prophet 21, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   743459 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)



--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------             ---------------------------------
    CUSIP No. 743459 10 9          13G                Page 2 of 7 Pages
             ------------                                 ---   -
-------------------------------             ---------------------------------

-----------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       John E. Meggitt  (see Exhibit A)
       --------------------------------     ---------------------------------
-----------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|
                                                                    (b)|_|
-----------------------------------------------------------------------------

  3    SEC USE ONLY

-----------------------------------------------------------------------------
  4
       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
       --------------------------------
-----------------------------------------------------------------------------

   NUMBER OF
     SHARES       5  SOLE VOTING POWER            1,800,244 (see Exhibit A)
                                                  -------------------------
                 ------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6  SHARED VOTING POWER          N/A
                 ------------------------------------------------------------
      EACH
   REPORTING      7  SOLE DISPOSITIVE POWER       1,800,244 (see Exhibit A)
                                                  -------------------------
                     --------------------------------------------------------
  PERSON WITH     8  SHARED DISPOSITIVE POWER     N/A

-----------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,800,244 (see Exhibit A)
                                                  -------------------------
-----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                |_|
-----------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 49.9%

-----------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*                                      IN
-----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------             ---------------------------------
    CUSIP No. 743459 10 9          13G                Page 3 of 7  Pages
             ------------                                 ---   -

-------------------------------             ---------------------------------

-----------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Dorothy M. Meggitt (see Exhibit A)
       ----------------------------------   ---------------------------------
-----------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|
                                                                    (b)|_|
-----------------------------------------------------------------------------

  3    SEC USE ONLY

-----------------------------------------------------------------------------
  4
       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
       ---------------------------------
-----------------------------------------------------------------------------

   NUMBER OF
     SHARES       5  SOLE VOTING POWER              403,880 (see Exhibit A)
                                                  --------------------------
                 ------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6  SHARED VOTING POWER            N/A
                 ------------------------------------------------------------
      EACH
   REPORTING      7  SOLE DISPOSITIVE POWER         403,880  (see Exhibit A)
                                                  --------------------------
                     --------------------------------------------------------
  PERSON WITH     8  SHARED DISPOSITIVE POWER       N/A

-----------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                    403,880  (see Exhibit A)
                                                  --------------------------
-----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                |_|
-----------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 11.2%

-----------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*                                      IN
-----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 Item 1(a).    Name of Issuer:

               The issuer of the securities to which this statement relates is Prophet 21 Inc., a Delaware corporation.

 Item 1(b).    Address of Issuer's Principal Executive Offices:

               The issuer's principal executive offices are located at 19 West College Avenue, Yardley, Pennsylvania 19067.

 Item 2(a).    Name of Person Filing:

               The persons filing are John E. Meggitt, Ph.D. and Dorothy M. Meggitt.

 Item 2(b).    Address of Principal Business Office or, if None, Residence:

               The principal business office is Prophet 21 Inc., 19 West College Avenue, Yardley, Pennsylvania 19067.

 Item 2(c).    Citizenship:

               The citizenship is U.S.A.

 Item 2(d).    Title of Class of Securities:

               The title of the class of securities is common stock, $0.01 par value.

 Item 2(e).    CUSIP Number:

               The CUSIP number is 743459 10 9.

 Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Selection of a filing category pursuant to Rules 13d-1(b) or 13d-2(b) or (c) is not applicable.

 Item 4.       Ownership.

               (a) The number of shares beneficially owned by John E. Meggitt is 1,800,244 and the number of shares beneficially owned by Dorothy M. Meggitt is 403,880 (see Schedule A.)

               (b) The percent of the class held by John E. Meggitt is 49.9%. The percent of the class held by Dorothy M. Meggitt is 11.2%.

               (c)(i) John E. Meggitt has sole power to vote or to direct the vote of 1,800,244 shares and Dorothy M. Meggitt has sole power to vote or to direct the vote of 403,880 shares.

                  (ii) The shared power to vote or to direct the vote of shares is not applicable.

                  (iii) John E. Meggitt has sole  power to dispose or to  direct the disposition of 1,800,244 shares, and Dorothy M. Meggitt has sole power to dispose or to direct the disposition of 403,880 shares.

                  (iv) The shared power to dispose or to direct the disposition of shares is not applicable.

 Item 5.       Ownership of Five Percent or Less of a Class.

               The ownership of five percent or less of a class is not applicable.

 Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

               The ownership of more than five percent on behalf of another person is not applicable.

 Item 7.       Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               The identification and classification of the subsidiary which acquired the security being reported on by the parent holding company is not applicable.

 Item 8.       Identification and Classification of Members of the Group.

               The identification and classification of members of the group is not applicable.

 Item 9.       Notice of Dissolution of Group.

               The notice of dissolution of a group is not applicable.

 Item 10.      Certification.

               The certification regarding Rule 13d-1(b) or Rule 13d-1(c)is not applicable.

                                         SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000                     /s/ John E. Meggitt
                                     -------------------------------------------
                                          John E. Meggitt, Ph.D. (Shareholder)


February 14, 2000                     /s/ Dorothy M. Meggitt
                                     -------------------------------------------
                                          Dorothy M. Meggitt (Shareholder)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

          Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001.).

                                    EXHIBIT A

                                       TO

                                  SCHEDULE 13G



      Each of the undersigned hereby agrees that the schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, relating to 2,204,104 shares of Common Stock, $0.01 par value, of Prophet 21, Inc. is filed on behalf of each of them. Dr. Meggitt and Mrs. Meggitt, husband and wife, own 1,800,224 shares of Common Stock and 403,880 shares of Common Stock, respectively.

February 14, 2000                     /s/ John E. Meggitt
                                     -------------------------------------------
                                          John E. Meggitt, Ph.D. (Shareholder)


February 14, 2000                     /s/ Dorothy M. Meggitt
                                     -------------------------------------------
                                          Dorothy M. Meggitt (Shareholder)